Exhibit 99.1

BIOTIME, INC.	935 Pardee Street Berkeley, CA 94710 Tel: 510-845-9535 Fax: 510-845-7914 www.biotimeinc.com

FOR IMMEDIATE RELEASE

     BERKELEY, CA, June 23, 2003 — BioTime, Inc. (AMEX:BTX) regrets to announce that its co-founder, Chairman and Chief Executive Officer, Paul E. Segall passed away suddenly from an aortic aneurysm at age 60. Dr. Segall was a pioneer in the research and development of plasma volume expander solutions, blood replacement products and technologies for use in hypothermic surgery, emergency trauma treatment, and preservation of organs for transplant. Additionally he was instrumental in the development of BioTime’s lead product Hextend®, a physiologically balanced blood plasma volume expander that is widely used in surgery and trauma care in the United States. Hextend® has also been recently introduced in Canada and licensed in South Korea. Dr. Segall’s most recent work, conducted in collaboration with researchers at the University of California at Berkeley, included research into the physiology of aging.

     “Dr. Segall’s tireless energy and devotion to the goal of developing new life saving medical products has inspired all who knew him and worked with him,” said Hal Sternberg, Vice President of Research. “We at BioTime will strive to follow his vision and to see the fulfillment of his dreams.”

     “We are all saddened by Dr. Segall’s passing. His leadership will be missed, but I know that he has left the Company in the hands of a very capable management team and with a strong portfolio of new surgical and trauma care products for the medical market place. I have every confidence that BioTime’s research program will continue to advance medical technology,” said Dr. Michael D. West, a member of the BioTime board of directors and President and Chief Executive Officer of Advanced Cell Technology, Inc.

     “Paul had a great passion for life and for finding ways to extend and improve it,” said Dr. Harold Waitz, Vice President of Regulatory Affairs.

     Dr. Segall received his Ph.D. in physiology from the University of California at Berkeley in 1977 and co-founded BioTime in 1990 along with his wife Judith Segall, and Dr. Hal Sternberg and Dr. Harold Waitz.